Exhibit 1.1

EXECUTION VERSION

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$600,000,000 4.650% Notes due September 15, 2034

TERMS AGREEMENT

Dated: September 9, 2024

To: ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: Robert Garechana

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $600,000,000 aggregate principal amount of 4.650% Notes due September 15, 2034 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Aggregate Principal Amount of Underwritten Securities to be Purchased
Barclays Capital Inc..	$82,800,000
BofA Securities, Inc.	$82,800,000
Deutsche Bank Securities Inc.	$82,800,000
Morgan Stanley & Co. LLC	$82,800,000
U.S. Bancorp Investments, Inc.	$82,800,000
Loop Capital Markets LLC	$30,000,000
Mizuho Securities USA LLC	$30,000,000
Scotia Capital (USA) Inc.	$30,000,000
TD Securities (USA) LLC	$30,000,000
Truist Securities, Inc.	$30,000,000
BMO Capital Markets Corp.	$13,500,000
BNY Mellon Capital Markets, LLC	$13,500,000
Samuel A. Ramirez & Company, Inc.	$9,000,000
Total	$600,000,000

The Underwritten Securities shall have the following terms:

Title:	4.650% Notes due September 15, 2034
Principal Amount to be Issued:	$600,000,000 aggregate principal amount
Currency:	U.S. Dollars
Expected Ratings:	▪ A3 by Moody’s Investors Service, Inc. ▪ A- by Standard & Poor’s Ratings Services
Form:	Registered book-entry form
Price to Public:	99.659% of the principal amount
Purchase Price:	99.009% of the principal amount
Stated Maturity Date:	September 15, 2034
Interest Rate:	4.650% per annum
Interest Payment Date:	Interest on the Underwritten Securities will be payable semi‑annually in arrears, on March 15 and September 15 of each year beginning March 15, 2025
Record Dates:	The close of business on the March 1 and September 1 preceding the applicable Interest Payment Date
Redemption:

Prior to June 15, 2034 (the date that is three months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make‑Whole Amount (as defined in the Prospectus, including the Reinvestment Rate set forth below), if any, with respect to the Underwritten Securities. On or after June 15, 2034 (the date that is three months prior to the maturity date of the Underwritten Securities), ERP may redeem the Underwritten Securities, at any time, in whole, or, from time to time, in part, at the election of ERP at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date. Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the security register, not more than 45 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:

“Reinvestment Rate” means 0.150% plus the yield under the heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as if the maturity date of the Underwritten Securities was June 15, 2034, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None
Listing:	None
Delayed Contracts:	Not authorized
Restrictive Covenants:

The covenants set forth in the Indenture, dated as of October 1, 1994, between ERP and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2004, between ERP and the Trustee, by the Second Supplemental Indenture, dated as of August 23, 2006, between ERP and the Trustee, by the Third Supplemental Indenture, dated as of June 4, 2007, between ERP and the Trustee, by the Fourth Supplemental

Indenture, dated as of December 12, 2011, between ERP and the Trustee, and by the Fifth Supplemental Indenture, dated as of February 1, 2016, between ERP and the Trustee (as so amended and as may be further amended and supplemented from time to time, the “Indenture”)

Settlement Date, Time and Place:

Delivery of documents on September 11, 2024, at 10:00 a.m. New York City time at the offices of Morrison & Foerster LLP; 2100 L Street, NW, Suite 900, Washington, DC 20037; delivery of funds on September 11, 2024, in accordance with DTC procedures for the Underwritten Securities

Address for Notices to Underwriters:

Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019

BofA Securities, Inc.
114 W 47th Street
NY8-114-07-01
New York, NY 10036
Attention: High Grade Transaction Management/Legal

Deutsche Bank Securities Inc.
1 Columbus Circle
New York, New York 10019

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

U.S. Bancorp Investments, Inc.
214 North Tryon Street
26th Floor
Charlotte, NC 28202

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated September 9, 2024 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 2:15 p.m. New York City time on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as Annex B hereto, (2) the Preliminary Prospectus Supplement dated September 9, 2024, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus Supplement or the Base Prospectus.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

Please accept this offer no later than 6:00 p.m. (New York City time) on September 9, 2024, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BARCLAYS CAPITAL INC.

By: /s/ Kenneth Chang

Name: Kenneth Chang

Title: MD

BOFA SECURITIES, INC.

By: /s/ Kevin King

Name: Kevin King

Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By: /s/ Kevin Prior

Name: Kevin Prior

Title: Managing Director

By: /s/ Shamit Saha

Name: Shamit Saha

Title: Director

MORGAN STANLEY & CO. LLC

By: /s/ Andrew Pocius

Name: Andrew Pocius

Title: Managing Director

U.S. BANCORP INVESTMENTS, INC.

By: /s/ Charles P. Carpenter

Name: Charles P. Carpenter

Title: Senior Vice President

Acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General Partner

By: /s/ Robert A. Garechana
Name: Robert A. Garechana
Title: Executive Vice President and Chief Financial Officer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Annex B

Issuer Free Writing Prospectus

PRICING TERM SHEET

4.650% Notes due September 15, 2034
Issuer:	ERP Operating Limited Partnership
Security:	4.650% Notes due September 15, 2034
Expected Ratings*:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services
Principal Amount Offered:	$600,000,000
Trade Date:	September 9, 2024
Settlement Date:	September 11, 2024 (T+2)
Maturity Date:	September 15, 2034
Coupon:	4.650%
Interest Payment Dates:	Payable semiannually on March 15 and September 15, commencing March 15, 2025
Price to Public:	99.659%
Benchmark Treasury:	3.875% UST due August 15, 2034
Benchmark Treasury Price and Yield:	101-16 / 3.693%
Spread to Benchmark Treasury:	+100 basis points
Re-Offer Yield:	4.693%
Make-Whole Call:	Treasury rate plus 15 basis points
Optional Redemption:

Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after June 15, 2034 (the date that is three months prior to the maturity date of the notes), the redemption price will not include the Make-Whole Amount

Net Proceeds Before Expenses:	$594,054,000
Day Count Convention:	30 / 360
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	26884A BP7 / US26884ABP75

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Loop Capital Markets LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.
Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC Ramirez & Co., Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. at (800) 294-1322, Deutsche Bank Securities Inc. at (800) 503-4611, Morgan Stanley & Co. LLC at (866) 718-1649 or U.S. Bancorp Investments, Inc. at (877) 558-2607.